EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Wednesday, April 25, 2012

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

C&F Financial Corporation
Announces Record First Quarter Net Income

West Point, Va., April 25, 2012—C&F Financial Corporation (NASDAQ:  CFFI), the one-bank holding company for C&F Bank, today reported record net income of $3.78 million for the first quarter of 2012, compared with $2.97 million for the first quarter of 2011, a 27 percent increase.  Net income available to common shareholders for the first quarter of 2012 was $3.63 million, or $1.11 per common share assuming dilution, compared with $2.68 million, or 85 cents per common share assuming dilution, for the first quarter of 2011.

For the first quarter of 2012, the corporation’s return on average common equity and return on average assets, on an annualized basis, were 16.73 percent and 1.60 percent, respectively, compared to 14.51 percent and 1.19 percent, respectively, for the first quarter of 2011.

“We are very pleased to report record first quarter net income and five consecutive quarter-over-quarter increases in net income,” said Larry Dillon, president and chief executive officer of C&F Financial Corporation.  “We are also pleased that each of the corporation’s significant segments was profitable during the first quarter of 2012, and that, relative to the first quarter of 2011, net income of each of the corporation’s significant business segments increased.  The retail banking segment led the way with a $431,000 increase in net income from the first quarter of 2011 to the first quarter of 2012, followed by increases in net income of $304,000 and $81,000 at the consumer finance and the mortgage banking segments, respectively.”

“The retail banking segment’s net income during the first quarter of 2012 benefited from (1) the effects of the continued low interest rate environment on the cost of deposits, (2) a lower loan loss provision as net charge-offs declined as compared to the first quarter of 2011, (3) lower foreclosed properties expenses due to the disposition of foreclosed properties, and (4) lower FDIC deposit insurance premiums resulting from the FDIC’s revised assessment base,” said Dillon.  “These positive factors were offset in part by the decline in the retail banking segment’s loans to nonaffiliates resulting from weak demand in the current economic environment and intensified competition for loans in our markets.”

“Even though the loan loss provision for the first quarter of 2012 was reduced from the first quarter of 2011, the retail banking segment’s allowance for loan losses as a percentage of average loans increased to 3.49 percent at March 31, 2012, compared to 3.40 percent at December 31, 2011,” continued Dillon.  “The retail banking segment’s nonperforming assets continue to remain higher than historical levels and increased from $16.1 million at December 31, 2011 to $18.6 million at March 31, 2012.  We continue to take steps to mitigate the credit risks within our loan portfolio and make adjustments to our credit policies and reserves when we believe it is necessary.”

“The consumer finance segment’s net income for the first quarter of 2012 continued to benefit from sustained loan growth and the low funding costs on its variable-rate borrowings.  Loan charge-offs at the consumer finance segment, while still at relatively acceptable levels, increased slightly during the first quarter of 2012, compared to the first quarter of 2011.  This increase, as well as loan growth, contributed to an increase in the provision for loan losses during the first quarter of 2012 compared to the first quarter of 2011, while the ratio of the allowance for loan losses to average loans remained 7.94 percent as of March 31, 2012, which was the same level as December 31, 2011.  The consumer finance segment’s earnings during the first quarter of 2012 were further affected by (1) higher personnel expenses resulting from an increase in the number of personnel to support loan growth and (2) higher occupancy expenses resulting from its relocation in April 2011 to a larger leased headquarters building and depreciation and maintenance of technology to support growth.”

“The mortgage banking segment’s net income for the first quarter of 2012 benefited from (1) an increase in gains on sales of loans and ancillary fees resulting from higher loan production and loan sales during the first quarter of 2012, compared to the same period of 2011, (2) lower legal and consulting expenses incurred as a result of the resolution of the fair lending investigation that has been discussed in previous press releases, and (3) a lower provision for indemnification losses.  In connection with the higher sales volume in the first quarter of 2012, the mortgage banking segment incurred higher production-based compensation expense.  Higher personnel costs have also been incurred in non-production salaries expense in order to manage the increasingly complex regulatory environment in which the mortgage banking segment operates.”

“On March 30, 2012, we received written confirmation from the FDIC that, in connection with the corporation’s January 2012 CRA examination, the FDIC upgraded C&F Bank’s overall CRA rating to “Satisfactory.”  As a result, the limitations on certain business activities, including the ability to open new branches and make acquisitions, that had been imposed by statute while C&F Bank had a “Needs to Improve” CRA rating have been removed.”

“As previously announced, on April 11, 2012 we redeemed the remaining 50 percent, or 10,000 shares, of the 20,000 shares of our preferred stock originally issued to the United States Department of the Treasury in January 2009 under the federal government’s Capital Purchase Program.  We had previously redeemed 10,000 shares of the preferred stock in July 2011.  We were able to fund both redemptions without raising additional capital because of our strong capital position and financial performance.  The redemptions resulted in no dilution to our common shareholders because no new capital was issued.  We are currently pursuing the repurchase of the warrant issued to Treasury in connection with our participation in the Capital Purchase Program, which would entirely conclude our participation in the Capital Purchase Program.”

“With our strong capital position and the financial performance for the first quarter of 2012, the upgrade of our CRA rating, and the anticipated conclusion of our participation in the Capital Purchase Program, we are optimistic about the remainder of 2012,” concluded Dillon.

Retail Banking Segment.  C&F Bank reported net income of $307,000 for the first quarter of 2012, compared to a net loss of $124,000 for the first quarter of 2011.

The improvement in quarterly financial results for 2012 resulted from higher activity-based interchange income, the effects of the continued low interest rate environment on the cost of deposits, a lower provision for loan losses, lower expenses associated with holding costs of foreclosed properties, and lower FDIC deposit insurance premiums.  Partially offsetting these positive factors were the negative effects of the following:  (1) a decrease in average loans to nonaffiliates to $400.73 million for the first quarter of 2012 from $408.69 million for the first quarter of 2011 resulting from weak demand in the current economic environment and intensified competition for loans in our markets and (2) higher occupancy expenses associated with depreciation and maintenance of technology related to expanding the banking services we offer to customers and improving operational efficiency and security.

The Bank’s nonperforming assets were $18.64 million at March 31, 2012, compared to $16.07 million at December 31, 2011.  Nonperforming assets at March 31, 2012 included $13.43 million in nonaccrual loans, compared to $10.01 million at December 31, 2011, and $5.21 million in foreclosed properties, compared to $6.06 million at December 31, 2011.  Troubled debt restructurings were $16.71 million at March 31, 2012, of which $8.58 million were included in nonaccrual loans, as compared to $17.09 million of troubled debt restructurings at December 31, 2011, of which $8.44 million were included in nonaccrual loans.  The increase in nonaccrual loans primarily resulted from one commercial relationship secured by undeveloped residential property.  Management believes it has provided adequate loan loss reserves for the retail banking segment’s loans.  Foreclosed properties at March 31, 2012 consist of both residential and non-residential properties.  These properties are evaluated regularly and have been written down to their estimated fair values less selling costs.

Mortgage Banking Segment.  C&F Mortgage Corporation reported net income of $418,000 for the first quarter of 2012, compared to $337,000 for the first quarter of 2011.

The increase in quarterly financial results for 2012 resulted from higher gains on sales of loans and ancillary loan production fees.  Loan origination volume increased to $173.30 million in the first quarter of 2012, a 39.67 percent increase as compared to $124.08 million in the first quarter of 2011.  The increase in loan originations is a result of the continued low interest rate environment that has led to increased mortgage borrowing and refinancing activity.  Also contributing to the increase in net income were (1) a $147,000 decline in legal and consulting expenses incurred in connection with the resolution of the previously disclosed fair lending investigation and (2) a $106,000 decline in the provision for indemnification losses.  In connection with the higher sales volume in the first quarter of 2012, the mortgage banking segment incurred higher production and income based compensation expense.  Higher personnel costs have also been incurred in non-production salaries expense in order to manage the increasingly complex regulatory environment in which the mortgage banking segment operates.

Consumer Finance Segment.  C&F Finance Company reported net income of $3.26 million for the first quarter of 2012, compared to $2.96 million for the first quarter of 2011.

The increase in financial results for the first quarter of 2012, as compared to the same period in 2011, resulted from the following:  (1) a 10.69 percent increase in average loans outstanding and (2) the sustained low cost of the consumer finance segment’s variable-rate borrowings.  These items were partially offset by (1) a $150,000 increase in the provision for loan losses resulting from loan growth and higher net charge-offs, (2) a $221,000 increase in personnel costs resulting from an increase in the number of personnel to support loan growth and (3) a $100,000 increase in occupancy expenses resulting from C&F Finance Company’s relocation in April 2011 to a larger leased headquarters building and depreciation and maintenance of technology to support growth.

The allowance for loan losses as a percentage of loans at March 31, 2012 was 7.94 percent, which was the same level as December 31, 2011.  Management believes that the current allowance for loan losses is adequate to absorb probable losses in the loan portfolio.

Capital and Dividends.  The corporation’s capital and liquidity positions remain strong.  The corporation paid a quarterly cash dividend of 26 cents per common share during the first quarter of 2012.  The Board of Directors of the corporation continues to review the dividend payout ratio, which was 22.8 percent of net income available to common shareholders during the first quarter of 2012, in light of changes in economic conditions, capital levels and expected future levels of earnings.

On April 11, 2012, the corporation redeemed the remaining 50 percent, or 10,000 shares, of the 20,000 shares of its preferred stock issued to the United States Department of the Treasury (“Treasury”) in January 2009 under the Capital Purchase Program (“CPP”).  The redemption consisted of $10.00 million in liquidation value and $78,000 of accrued and unpaid dividends associated with the preferred stock.  As a result of this redemption, the corporation will pay no future dividends on the preferred stock.  Further, in connection with this redemption, the corporation will accelerate the accretion of the remaining preferred stock discount, which will reduce net income available to common shareholders by approximately $151,000 in the second quarter of 2012, but will eliminate any future accretion of the preferred stock discount.

In connection with the corporation’s participation in the CPP, the corporation also issued to Treasury in January 2009 a warrant to purchase 167,504 shares of the corporation’s common stock (the “Warrant”).  The corporation intends to negotiate with Treasury the repurchase of the Warrant.  This repurchase is not expected to have any effect on the Corporation’s earnings or earnings per share for the second quarter of 2012, but will result in a reduction in capital based upon the negotiated purchase price.

About C&F Financial Corporation.  C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $30.05 per share on April 24, 2012.  At March 31, 2012, the book value of the corporation was $27.97 per common share.  The corporation’s market makers include Davenport & Company LLC, FTN Financial Securities Corporation, McKinnon & Company, Inc. and Scott & Stringfellow, Inc.

C&F Bank operates 18 retail bank branches located throughout the Hampton to Richmond corridor in Virginia and offers full investment services through its subsidiary C&F Investment Services, Inc.  C&F Mortgage Corporation provides mortgage, title and appraisal services through 20 offices located in Virginia, Maryland, North Carolina, Delaware, Pennsylvania and New Jersey.  C&F Finance Company provides automobile loans in Virginia, Tennessee, Maryland, North Carolina, Georgia, Ohio, Kentucky, Indiana, Alabama, Missouri and West Virginia through its offices in Richmond and Hampton, Virginia, in Nashville, Tennessee and in Towson, Maryland.

Additional information regarding the corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the corporation’s web site at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures.  The accounting and reporting policies of the corporation conform to generally accepted accounting principles (“GAAP) in the United States and prevailing practices in the banking industry.  However, certain non-GAAP measures are used by management to supplement the evaluation of the corporation’s performance.  These include the following fully-taxable equivalent (“FTE”) measures:  interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE.  Management believes that these measures provide users of the corporation’s financial information a presentation of the performance of interest earning assets on a basis that is comparable within the banking industry.  Management reviews interest income of the corporation on an FTE basis.  In this non-GAAP presentation, interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis.  This measure ensures the comparability of net interest income arising from both taxable and tax-exempt sources.  These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements.  A reconciliation of the non-GAAP financial measures used by the corporation to evaluate and measure the corporation’s performance to the most directly comparable GAAP financial measures is presented below.

Forward-Looking Statements.   Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements.  These forward-looking statements are based on the beliefs of the corporation’s management, as well as assumptions made by, and information currently available to, the corporation’s management.  These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate.  Actual results could differ materially from those anticipated by such statements.  Forward-looking statements in this release include, without limitation, statements regarding expected future financial performance, asset quality and future actions to manage asset quality, adequacy of reserves for loan losses, capital levels and concluding the corporation’s participation in the CPP.  Factors that could have a material adverse effect on the operations and future prospects of the corporation include, but are not limited to, changes in:  (1) interest rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels, (4) the legislative/regulatory climate, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations promulgated thereunder and the effect of restrictions imposed on the corporation as a participant in the Capital Purchase Program, (5) monetary and fiscal policies of the U.S. Government, including policies of the Treasury and the Federal Reserve Board, (6) the value of securities held in the corporation’s investment portfolios, (7) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (8) the inventory level and pricing of used automobiles, (9) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (10) the level of indemnification losses related to mortgage loans sold, (11) demand for loan products, (12) deposit flows, (13) the strength of the corporation’s counterparties, (14) competition from both banks and non-banks, (15) demand for financial services in the corporation’s market area, (16) technology, (17) reliance on third parties for key services, (18) the commercial and residential real estate markets, (19) demand in the secondary residential mortgage loan markets, (20) the corporation’s expansion and technology initiatives, and (21) accounting principles, policies and guidelines.  These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of date of this release.

C&F Financial Corporation
Selected Financial Information
(in thousands, except for share and per share data)

Financial Condition	3/31/12	12/31/11	3/31/11
	(unaudited)		(unaudited)
Interest-bearing deposits with other banks and federal funds sold	$20,116	$5,720	$35,470
Investment securities - available for sale, at fair value	143,868	144,646	135,830
Loans held for sale, net	63,756	70,062	28,164
Loans, net:
Retail Banking segment	391,794	388,095	394,111
Mortgage Banking segment	2,047	2,131	2,796
Consumer Finance segment	232,228	226,758	210,994
Federal Home Loan Bank stock	3,767	3,767	3,887
Total assets	945,471	928,124	907,001
Deposits	660,554	646,416	630,008
Borrowings	158,405	161,152	158,844
Shareholders' equity	99,469	96,090	95,435

	For The
	Quarter Ended
Results of Operations	3/31/12	3/31/11
	(unaudited)
Interest income	$18,756	$17,632
Interest expense	2,839	3,064
Provision for loan losses:
Retail Banking segment	750	1,050
Mortgage Banking segment	75	20
Consumer Finance segment	1,900	1,750
Other operating income:
Gains on sales of loans	4,103	3,800
Other	3,280	2,657
Other operating expenses:
Salaries and employee benefits	9,742	8,492
Other	5,315	5,457
Income tax expense	1,738	1,287
Net income	3,780	2,969
Net income available to common shareholders	3,634	2,680
Earnings per common share - assuming dilution	1.11	0.85
Earnings per common share - basic	1.14	0.86

Fully-taxable equivalent (FTE) amounts*
Interest income on loans-FTE	17,490	16,361
Interest income on securities-FTE	1,884	1,886
Total interest income-FTE	19,382	18,262
Net interest income-FTE	16,543	15,198

*	Assuming a tax rate of 34%. For more information about these non-GAAP financial measures, please see "Use of Non-GAAP Financial Measures" and "Reconciliation of Certain Non-GAAP Financial Measures."

	For The
	Quarter Ended
Segment Information	3/31/12	3/31/11
	(unaudited)
Net income (loss) - Retail Banking	$307	$(124)
Net income - Mortgage Banking	418	337
Net income - Consumer Finance	3,264	2,960
Net loss - Other and Eliminations	(209)	(204)
Mortgage loan originations - Mortgage Banking	173,296	124,077
Mortgage loans sold - Mortgage Banking	179,602	163,066

	For The
	Quarter Ended
Average Balances	3/31/12	3/31/11
	(unaudited)
Interest-bearing deposits in other banks and federal funds sold	$15,383	$29,116
Investment securities - available for sale, at amortized cost	136,193	131,999
Loans held for sale	59,421	33,012
Loans:
Retail Banking segment	400,725	408,688
Mortgage Banking segment	2,606	2,741
Consumer Finance segment	248,699	224,681
FHLB stock	3,767	3,887
Total earning assets	866,794	834,124
Total assets	925,723	899,895

Time, checking and savings deposits	551,172	538,431
Borrowings	159,017	160,088
Total interest-bearing liabilities	710,189	698,519
Demand deposits	94,394	87,235
Shareholders' equity	98,513	93,856

Asset Quality	3/31/12	12/31/11	3/31/11
	(unaudited)		(unaudited)
Retail and Mortgage Banking Segments
Nonaccrual loans* - Retail Banking	$13,429	$10,011	$9,254
Nonaccrual loans - Mortgage Banking	621	621	-
Real estate owned**- Retail Banking	5,209	6,059	9,688
Real estate owned**- Mortgage Banking	-	-	201
Total nonperforming assets	$19,259	$16,691	$19,143
Accruing loans past due for 90 days or more	$2	$68	$297
Troubled debt restructurings*	$16,712	$17,094	$9,147
Total loans - Retail and Mortgage Banking segments	$408,557	$404,356	$407,620
Allowance for loan losses - Retail and Mortgage Banking segments	$14,716	$14,130	$10,713
Nonperforming assets to loans and real estate owned	4.65%	4.07%	4.58%
Allowance for loan losses to loans	3.60%	3.49%	2.63%
Allowance for loan losses to nonaccrual loans	104.74%	132.90%	115.77%
Annualized net charge-offs to average loans	0.24%	0.89%	1.71%

*	Nonaccrual loans include nonaccrual troubled debt restructurings of $8.58 million at 3/31/12 and $8.44 million at 12/31/11.
**	Real estate owned is recorded at its estimated fair market value less cost to sell.

Consumer Finance Segment
Nonaccrual loans	$375	$381	$311
Accruing loans past due for 90 days or more	$-	$-	$-
Total loans	$252,269	$246,305	$229,046
Allowance for loan losses	$20,041	$19,547	$18,052
Nonaccrual consumer finance loans to total consumer finance loans	0.15%	0.15%	0.14%
Allowance for loan losses to total consumer finance loans	7.94%	7.94%	7.88%
Annualized net charge-offs to average total consumer finance loans	2.26%	2.39%	2.03%

	As Of and For The
	Quarter Ended
Other Data and Ratios	3/31/12	3/31/11
	(unaudited)
Annualized return on average assets	1.60%	1.19%
Annualized return on average common equity	16.73%	14.51%
Annualized net interest margin	7.63%	7.29%
Dividends declared per common share	$0.26	$0.25
Weighted average common shares outstanding - assuming dilution	3,264,975	3,167,160
Weighted average common shares outstanding - basic	3,190,518	3,123,868
Market value per common share at period end	$29.76	$22.98
Book value per common share at period end	$27.97	$24.14
Price to book value ratio at period end	1.06	0.95
Price to earnings ratio at period end (ttm)	7.50	8.77

C&F Financial Corporation
Reconciliation of Certain Non-GAAP Financial Measures
(in thousands)

	For The Quarter Ended
	3/31/12			3/31/11
	(unaudited)			(unaudited)
	Reported	FTE Adj.*	FTE	Reported	FTE Adj.*	FTE
Interest income on loans	$17,476	$14	$17,490	$16,346	$15	$16,361
Interest income on securities	1,272	612	1,884	1,271	615	1,886
Total interest income	18,756	626	19,382	17,632	630	18,262
Net Interest income	15,917	626	16,543	14,568	630	15,198

*	Assuming a tax rate of 34%. For more information about these non-GAAP financial measures, please see "Use of Non-GAAP Financial Measures."